Exhibit 99.1

eBay Inc. Reports Third Quarter Results

•	Enabled $63 Billion of Commerce Volume, up 27%

•	Payments Volume Growth of 29%, eBay Marketplaces Volume Growth of 9%

•	Revenue Growth of 12%

•	Non-GAAP EPS Growth of 6%, GAAP EPS of 2%, Free Cash Flow of $941 Million

San Jose, California, October 15, 2014 - Global commerce platform and payments leader eBay (Nasdaq: EBAY) today reported that revenue for the third quarter ended September 30, 2014 increased 12% to $4.4 billion, compared to the same period in 2013. GAAP earnings of $673 million or $0.54 per diluted share, and Non-GAAP earnings of $848 million or $0.68 per diluted share, were driven by accelerating enabled commerce volume growth and double-digit revenue growth.

eBay Inc.’s enabled commerce volume (ECV) increased 27% in the third quarter to $63 billion. Mobile ECV advanced 67% to $14 billion representing 21% of volume. eBay Inc. mobile downloads since inception exceeded 282 million, attracting 7.3 million new customers in the quarter. Cross-border trade grew 27%, representing $14 billion, or 22%, of total company ECV.

“Rapidly changing competitive environments in commerce and payments underscore the opportunities for eBay and PayPal, and highlight how each business will benefit from the focus and agility of being an independent company,” said eBay Inc. President and CEO John Donahoe. “PayPal had another strong quarter, and its mobile payments leadership and momentum continued with mobile volume up 72 percent to $12 billion. PayPal is on track to process 1 billion mobile transactions in 2014. And eBay continues to focus on enhancing its competitive position, improving the experience for buyers and sellers and investing in consumer engagement. As we prepare to separate eBay and PayPal in 2015, our teams are focused on strong execution to ensure each business is set up for long-term success.”

PayPal net total payment volume (TPV) grew 29% with Merchant Services volume up 37% and on-eBay volume up 9%. Revenue grew to $2.0 billion. PayPal gained 4.4 million new active registered accounts to end the quarter at 157 million, up 14%. Global on-eBay penetration increased to 80.5%. Mobile payment volume grew 72% to $12 billion, representing 20% of TPV. Active accounts acquired on mobile were 2.9 million. Newly rebranded PayPal Credit grew 29%. PayPal also rolled out new product innovations like its One Touch offering making it simpler and easier to check-out and pay with PayPal.

eBay Marketplaces gross merchandise volume (GMV) grew 9%, with the U.S. up 7% and international up 11%. Revenue grew to $2.2 billion. Marketplaces gained 3.4 million new buyers to end the quarter with 152 million active buyers, up 13%. The selection of items available on Marketplaces grew to over 800 million listings, including both platform and non-platform offerings, reflecting the success of improved selling initiatives, particularly on mobile. Marketplaces mobile volume grew 41% to $7 billion. Fixed price sales grew 15% and now represent 79% of the total sales on the platform.

eBay Enterprise gross merchandise sales (GMS) grew 14%. Revenue grew to $259 million. Enterprise enabled its clients to grow same-store sales 13%.

Third Quarter 2014 Financial Highlights (presented in millions, except per share data and percentages)

	Third Quarter
	2014	2013	Change
eBay Inc.
Net revenue	$4,353	$3,892	$461	12%
Enabled commerce volume (ECV)	$63,056	$49,727	$13,329	27%
GAAP
Net income	$673	$689	$(16)	(2%)
Earnings per diluted share	$0.54	$0.53	$0.01	2%
Non-GAAP
Net income	$848	$837	$11	1%
Earnings per diluted share	$0.68	$0.64	$0.04	6%
Business Units
Payments
Net revenue	$1,950	$1,620	$330	20%
Net total payment volume (TPV)	$56,576	$43,837	$12,739	29%
Marketplaces
Net revenue	$2,156	$2,027	$129	6%
Gross merchandise volume (GMV)	$20,075	$18,345	$1,730	9%
Enterprise
Net revenue	$259	$252	$7	3%
Gross merchandise sales (GMS)	$900	$787	$113	14%

Other Selected Financial and Operational Results

•
Operating margin — GAAP operating margin decreased to 17.9% for the third quarter of 2014, compared to 20.5% for the same period last year. Non-GAAP operating margin decreased to 23.7% in the third quarter, compared to 26.8% for the same period last year.

•
Taxes — The GAAP effective tax rate for the third quarter of 2014 was 15.9%, compared to 21.1% for the third quarter of 2013. For the third quarter of 2014 and 2013, the non-GAAP effective tax rate was 19.2% for both periods.

•	Cash flow — The company generated $1.4 billion of operating cash flow and $0.9 billion of free cash flow during the third quarter of 2014.

•
Cash and cash equivalents and non-equity investments — The company's cash and cash equivalents and non-equity investments portfolio totaled $15.1 billion at September 30, 2014, up from $12.8 billion at December 31, 2013.

Business Outlook

•
Fourth quarter 2014 — The company expects net revenues in the range of $4,850 - $4,950 million with GAAP earnings per diluted share in the range of $0.73 - $0.76 and non-GAAP earnings per diluted share in the range of $0.88 - $0.91.

•	Full year 2014 — The company is reducing full year revenue guidance to $17.85 - $17.95 billion.

Quarterly Conference Call and Webcast

eBay Inc. will host a conference call to discuss third quarter 2014 results at 2:00 p.m. Pacific Time today. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, can be accessed through the company's Investor Relations website at http://investor.ebayinc.com. In addition, an archive of the webcast will be accessible for 90 days through the same link.

eBay Inc. uses its Investor Relations website at http://investor.ebayinc.com as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor, in addition to following press releases, SEC filings, public conference calls and webcasts.

About eBay Inc.

eBay Inc. (NASDAQ: EBAY) is a global commerce and payments leader, providing a robust platform where merchants of all sizes can compete and win. Founded in 1995 in San Jose, Calif., eBay Inc. connects millions of buyers and sellers and enabled $205 billion* of commerce volume in 2013. We do so through eBay, one of the world's largest online marketplaces, which allows users to buy and sell in nearly every country on earth; through PayPal, which enables individuals and businesses to securely, easily and quickly send and receive digital payments; and through eBay Enterprise, which enables omnichannel commerce, multichannel retailing and digital marketing for global enterprises in the U.S. and internationally. We also reach millions through specialized marketplaces such as StubHub, the world's largest ticket marketplace, and eBay classifieds sites, which together have a presence in more than 1,000 cities around the world. For more information about the company and its global portfolio of online brands, visit www.ebayinc.com.

* This adjusted number reflects decision to remove vehicles and real estate GMV from ongoing total GMV and ECV metrics (previously stated ECV for 2013 was $212 billion, incorporating vehicles and real estate GMV).

Presentation

All growth rates represent year over year comparisons, except as otherwise noted. All amounts in tables are presented in U.S. dollars, rounded to the nearest millions, except as otherwise noted. As a result, certain amounts may not sum or recalculate using the rounded dollar amounts provided.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission (SEC): non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate and free cash flow. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). For a reconciliation of these non-GAAP financial measures to the nearest comparable GAAP measures, see “Business Outlook,” “Non-GAAP Measures of Financial Performance,” “Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin,” “Reconciliation of GAAP Net Income to Non-GAAP Net Income and Reconciliation of GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate” and “Reconciliation of Operating Cash Flow to Free Cash Flow” included in this press release.

Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, the planned separation of eBay Inc.'s Marketplaces and PayPal businesses and the future performance of eBay Inc. and its consolidated subsidiaries that are based on the company's current expectations, forecasts and assumptions and involve risks and uncertainties. These statements include, but are not limited to, statements regarding the completion and timing of any such separation, the future performance of the Marketplaces and Payments businesses on a standalone business if the separation is completed, expected financial results for the fourth quarter and full year 2014, the future growth in the Payments, Marketplaces and Enterprise businesses, mobile payments and mobile commerce. Actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. There is no assurance as to the timing of the spin-off or whether it will be completed. Other factors that could cause or contribute to such differences include, but are not limited to: whether the operational, marketing and strategic benefits of the separation can be achieved; whether the costs and expenses of the separation can be controlled within expectations; changes in political, business and economic conditions, any European, Asian or general economic downturn or crisis and any conditions that affect ecommerce growth; fluctuations in foreign currency exchange rates; the company's need to successfully react to the increasing importance of mobile payments and mobile commerce and the increasing social aspect of commerce; the company's ability to deal with the increasingly competitive ecommerce environment, including competition for its sellers from other trading sites and other means of selling, and competition for its buyers from other merchants, online and offline; changes to the company's capital allocation or management of operating cash; the company's need to manage an increasingly large enterprise with a broad range of businesses of varying degrees of maturity and in many different geographies; the effect of management changes and business initiatives; the company's need and ability to manage other regulatory, tax and litigation risks as its services are offered in more jurisdictions and applicable laws become more restrictive; any changes the company may make to its product offerings; the competitive, regulatory, payment card association-related and other risks specific to PayPal and PayPal Credit (formerly Bill Me Later), especially as PayPal continues to expand geographically and introduce new products and as new laws and regulations related to financial services companies come into effect; the company's ability to timely upgrade and develop its technology systems, infrastructure and customer service capabilities at reasonable cost; the company's ability to maintain site stability and performance on all of its sites while adding new products and features in a timely fashion; and the company's ability to profitably integrate, manage and grow businesses that have been acquired or may be acquired in the future. The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.

More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company's Investor Relations website at http://investor.ebayinc.com or the SEC's website at www.sec.gov. All information in this release is as of October 15, 2014. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the company on the date hereof. The company assumes no obligation to update such statements.

Investor Relations Contact:	Tracey Ford; Tom Hudson	tford@ebay.com; thhudson@ebay.com
Media Relations Contact:	Amanda Coffee	press@ebay.com
Investor Information Request:	408-221-1984
Company News:	http://www.ebayinc.com/news
Investor Relations website:	http://investor.ebayinc.com

eBay Inc.
Unaudited Condensed Consolidated Balance Sheet

	September 30, 2014	December 31, 2013
	(In millions)

ASSETS
Current assets:
Cash and cash equivalents	$4,790	$4,494
Short-term investments	5,601	4,531
Accounts receivable, net	755	899
Loans and interest receivable, net	3,162	2,789
Funds receivable and customer accounts	9,962	9,260
Other current assets	1,384	1,310
Total current assets	25,654	23,283
Long-term investments	5,875	4,971
Property and equipment, net	2,825	2,760
Goodwill	9,220	9,267
Intangible assets, net	642	941
Other assets	260	266
Total assets	$44,476	$41,488
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt	$250	$6
Accounts payable	339	309
Funds payable and amounts due to customers	9,962	9,260
Accrued expenses and other current liabilities	5,617	2,799
Deferred revenue	185	158
Income taxes payable	138	107
Total current liabilities	16,491	12,639
Deferred and other tax liabilities, net	709	841
Long-term debt	7,346	4,117
Other liabilities	120	244
Total liabilities	24,666	17,841

Total stockholders' equity	19,810	23,647
Total liabilities and stockholders' equity	$44,476	$41,488

eBay Inc.
Unaudited Condensed Consolidated Statement of Income

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(In millions, except per share amounts)

Net revenues	$4,353	$3,892	$12,981	$11,517
Cost of net revenues (1)	1,389	1,224	4,132	3,587
Gross profit	2,964	2,668	8,849	7,930
Operating expenses:
Sales and marketing (1)	923	755	2,642	2,223
Product development (1)	511	433	1,491	1,318
General and administrative (1)	442	415	1,368	1,242
Provision for transaction and loan losses	249	185	685	553
Amortization of acquired intangible assets	58	81	210	245
Total operating expenses	2,183	1,869	6,396	5,581
Income from operations	781	799	2,453	2,349
Interest and other, net	20	74	24	89
Income before income taxes	801	873	2,477	2,438
Provision for income taxes	(128)	(184)	(3,454)	(432)
Net income (loss)	$673	$689	$(977)	$2,006
Net income (loss) per share:
Basic	$0.54	$0.53	$(0.78)	$1.55
Diluted	$0.54	$0.53	$(0.78)	$1.53
Weighted average shares:
Basic	1,242	1,295	1,258	1,296
Diluted	1,251	1,310	1,258	1,314

(1) Includes stock-based compensation as follows:
Cost of net revenues	$19	$9	$56	$45
Sales and marketing	46	38	133	112
Product development	57	42	167	120
General and administrative	51	51	132	135
	$173	$140	$488	$412

eBay Inc.
Unaudited Condensed Consolidated Statement of Cash Flows

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(In millions)
Cash flows from operating activities:
Net income (loss)	$673	$689	$(977)	$2,006
Adjustments:
Provision for transaction and loan losses	249	185	685	553
Depreciation and amortization	365	357	1,120	1,033
Stock-based compensation	173	140	488	412
Gain on sale of RueLaLa and ShopRunner	—	(75)	—	(75)
Deferred income taxes	(64)	(89)	2,996	258
Changes in assets and liabilities, net of acquisition effects	(28)	127	(276)	(905)
Net cash provided by operating activities	1,368	1,334	4,036	3,282
Cash flows from investing activities:
Purchases of property and equipment	(427)	(317)	(902)	(969)
Changes in principal loans receivable, net	(261)	(212)	(493)	(395)
Purchases of investments	(3,238)	(3,702)	(6,879)	(5,726)
Maturities and sales of investments	1,330	912	4,594	2,710
Acquisitions, net of cash acquired	(20)	(70)	(59)	(85)
Repayment of Kynetic note receivable and sale of RueLaLa and ShopRunner	—	485	—	485
Other	—	—	(6)	(14)
Net cash provided by (used in) investing activities	(2,616)	(2,904)	(3,745)	(3,994)
Cash flows from financing activities:
Proceeds from issuance of common stock	24	57	178	301
Repurchases of common stock	(8)	(146)	(3,476)	(1,088)
Excess tax benefits from stock-based compensation	4	19	90	180
Tax withholdings related to net share settlements of restricted stock units and awards	(14)	(21)	(224)	(247)
Proceeds from issuance of debt	3,482	—	3,482	—
Net borrowings under commercial paper program	(1,200)	—	—	—
Funds receivable and customer accounts, net	75	(61)	(702)	(979)
Funds payable and amounts due to customers, net	(75)	61	702	979
Other	(7)	—	(7)	—
Net cash provided by (used in) financing activities	2,281	(91)	43	(854)
Effect of exchange rate changes on cash and cash equivalents	(77)	86	(38)	29
Net (decrease) increase in cash and cash equivalents	956	(1,575)	296	(1,537)
Cash and cash equivalents at beginning of period	3,834	6,855	4,494	6,817
Cash and cash equivalents at end of period	$4,790	$5,280	$4,790	$5,280

eBay Inc.
Unaudited Summary of Consolidated Net Revenues

Net Revenues by Type (1)	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2014	2014	2014	2013	2013
Net transaction revenues	(In millions, except percentages)
Marketplaces	$1,707	$1,722	$1,727	$1,828	$1,609
Current quarter vs prior quarter	(1)%	—%	(6)%	14%	2%
Current quarter vs prior year quarter	6%	9%	11%	13%	13%
Percent of Marketplaces revenue from international	57%	58%	58%	57%	55%
Payments	1,783	1,741	1,700	1,693	1,493
Current quarter vs prior quarter	2%	2%	—%	13%	1%
Current quarter vs prior year quarter	19%	18%	19%	18%	18%
Percent of Payments revenue from international	56%	56%	56%	57%	56%
Enterprise	199	207	208	333	185
Current quarter vs prior quarter	(4)%	—%	(38)%	80%	(5)%
Current quarter vs prior year quarter	8%	7%	12%	—%	9%
Percent of Enterprise revenue from international	4%	4%	4%	3%	4%
Total net transaction revenues	3,689	3,670	3,635	3,854	3,287
Current quarter vs prior quarter	1%	1%	(6)%	17%	1%
Current quarter vs prior year quarter	12%	13%	14%	14%	15%

Marketing services and other revenues
Marketplaces	449	452	428	471	418
Current quarter vs prior quarter	(1)%	6%	(9)%	13%	(1)%
Current quarter vs prior year quarter	7%	7%	6%	8%	10%
Percent of Marketplaces revenue from international	70%	72%	71%	69%	70%
Payments	167	205	145	143	127
Current quarter vs prior quarter	(19)%	41%	1%	13%	(15)%
Current quarter vs prior year quarter	31%	38%	27%	31%	25%
Percent of Payments revenue from international	4%	3%	3%	4%	3%
Enterprise	60	60	61	74	67
Current quarter vs prior quarter	—%	(2)%	(17)%	11%	2%
Current quarter vs prior year quarter	(10)%	(9)%	(1)%	(3)%	(1)%
Percent of Enterprise revenue from international	—%	—%	—%	—%	—%
Total marketing services and other revenues	676	717	634	688	612
Current quarter vs prior quarter	(6)%	13%	(8)%	12%	(4)%
Current quarter vs prior year quarter	10%	12%	10%	11%	11%

Elimination of inter-segment net revenue (2)	(12)	(21)	(7)	(12)	$(7)
Total net revenues	$4,353	$4,366	$4,262	$4,530	$3,892
Current quarter vs prior quarter	—%	2%	(6)%	16%	—%
Current quarter vs prior year quarter	12%	13%	14%	13%	14%

(1)
During the first quarter of 2014, we changed our reportable segments based on changes in our organizational structure which reflect the integration of our Magento platform into our Enterprise segment. Prior to this change, Magento was reported in corporate and other. Also during the quarter, we revised our internal management reporting of certain Marketplaces transactions to align more closely with our related operating metrics. Related to this change, we reclassified our Marketplaces vehicles and real estate revenues from net transaction revenues to marketing services and other revenues. Prior period amounts have been revised to conform to the current period segment reporting structure.

(2)	Represents revenue generated between our reportable segments.

Net Revenues by Geography (1)	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2014	2014	2014	2013	2013
	(In millions, except percentages)
U.S. net revenues	$2,050	$2,047	$1,998	$2,180	$1,873
Current quarter vs prior quarter	—%	2%	(8)%	16%	—%
Current quarter vs prior year quarter	9%	9%	12%	11%	14%
Percent of total	47%	47%	47%	48%	48%

International net revenues	2,303	2,319	2,264	2,350	2,019
Current quarter vs prior quarter	(1)%	2%	(4)%	16%	1%
Current quarter vs prior year quarter	14%	16%	16%	16%	15%
Percent of total	53%	53%	53%	52%	52%

Total net revenues	$4,353	$4,366	$4,262	$4,530	$3,892
Current quarter vs prior quarter	—%	2%	(6)%	16%	—%
Current quarter vs prior year quarter	12%	13%	14%	13%	14%

(1)
Revenues are attributed to U.S. and international geographies primarily based upon the country in which the seller, payment recipient, customer, website that displays advertising, or other service provider, as the case may be, is located.

eBay Inc.
Unaudited eBay Inc. Supplemental Operating Data

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2014	2014	2014	2013	2013
	(In millions, except percentages)
ECV (1)	$63,056	$61,639	$58,495	$59,607	$49,727
Current quarter vs prior quarter	2%	5%	(2%)	20%	2%
Current quarter vs prior year quarter	27%	26%	24%	23%	23%

During the first quarter of 2014, we revised our internal management reporting of certain Marketplaces transactions to align more closely with our related operating metrics. Related to this change, we correspondingly excluded vehicles and real estate gross merchandise volume from our total gross merchandise volume. Prior period amounts have been revised to conform to the current period segment reporting structure.

(1)
Includes Marketplaces GMV (excluding vehicles and real estate), Payments Merchant Services Net TPV and eBay Enterprise Gross Merchandise Sales not earned on eBay or paid for via PayPal or PayPal Credit (formerly Bill Me Later) during the period; excludes volume transacted through the Magento platform. PayPal Merchant Services Net TPV is the total dollar volume of payments, net of payment reversals, successfully completed through our payments networks, including PayPal Credit, Venmo, and payments processed through Braintree’s full stack payments platform during the period, excludes PayPal’s and Braintree’s payment gateway businesses and payments for transactions on our Marketplaces platforms.

eBay Inc.
Unaudited Payments Supplemental Operating Data

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2014	2014	2014	2013	2013
	(In millions, except percentages)
Active registered accounts (1)	156.9	152.5	148.4	142.6	137.4
Current quarter vs prior quarter	3%	3%	4%	4%	4%
Current quarter vs prior year quarter	14%	15%	16%	16%	17%

Net number of payments (2)	894.6	850.2	834.4	846.1	729.4
Current quarter vs prior quarter	5%	2%	(1)%	16%	4%
Current quarter vs prior year quarter	23%	21%	22%	22%	24%

Net total payment volume (3)	$56,576	$55,046	$52,006	$51,973	$43,837
Current quarter vs prior quarter	3%	6%	—%	19%	2%
Current quarter vs prior year quarter	29%	29%	27%	25%	25%
On eBay net total payment volume as % of net total payment volume	25%	27%	29%	29%	30%
Merchant Services net total payment volume as % of net total payment volume	75%	73%	71%	71%	70%

Take rate (4)	3.45%	3.53%	3.55%	3.53%	3.70%

Transaction rates (5)
Expense rate	0.95%	0.95%	0.99%	0.97%	1.05%
Loss rate	0.33%	0.28%	0.27%	0.32%	0.30%
Margin rate	62.8%	65.1%	64.6%	63.5%	63.4%

Loan portfolio rates
Risk adjusted margin (6)	16.8%	16.6%	16.2%	15.8%	16.1%
Net charge-off rate (7)	5.3%	5.5%	5.4%	6.3%	5.5%
90-day delinquency rate (8)	3.3%	2.7%	2.8%	2.9%	3.2%

(1)
All registered accounts that successfully sent or received at least one payment or payment reversal through our payments networks, including PayPal Credit and Venmo, but excluding users of Braintree’s unbranded payment checkout solutions, within the last 12 months and which are currently able to transact.

(2)
Total number of payments, net of payment reversals, successfully completed through our payments networks, including PayPal Credit, Venmo and payments processed through Braintree’s full stack payments platform during the period; excludes payments sent or received through PayPal’s and Braintree’s payment gateway businesses.

(3)
Total dollar volume of payments, net of payment reversals, successfully completed through our payments networks, including PayPal Credit, Venmo, and payments processed through Braintree’s full stack payments platform during the period; excludes payments sent or received through PayPal’s and Braintree’s payment gateway businesses.

(4)
Take Rate reflects total net revenues earned through our payments networks, including PayPal Credit, Braintree, Venmo, PayPal’s payment gateway business, subscription fees and other net revenues, divided by Net Total Payment Volume.

(5)	Expense Rate reflects third party payment processing expenses and other related service costs, divided by Net Total Payment Volume.

Loss Rate reflects expense associated with our customer protection programs, fraud, chargebacks and merchant credit losses, bad debt expense associated with our accounts receivable balances and loan reserves associated with our loan receivables balances, divided by Net Total Payment Volume.

Margin Rate reflects Take Rate less Expense Rate and Loss Rate, divided by Take Rate.

(6)
The risk adjusted margin represents annualized credit portfolio revenue, excluding contra-revenue incentives to customers or merchants, less cost of funds and less net credit and fraud losses during the period, divided by average loan receivables for the period.

(7)
Net charge-off rate is the annualized ratio of net credit losses over the average daily loan receivables balance during the period. Net credit losses are the principal loan losses, exclusive of interest and late fee write offs, less recoveries of previously charged off balances.

(8)	90-day delinquency rate is the end of period PayPal Credit account balances that have missed three or more consecutive payments, divided by total ending loan receivables.

eBay Inc.
Unaudited Marketplaces Supplemental Operating Data

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2014	2014	2014	2013	2013
	(In millions, except percentages)
Active Buyers (1)	152.3	148.9	145.1	140.3	134.9
Current quarter vs prior quarter	2%	3%	3%	4%	3%
Current quarter vs prior year quarter	13%	14%	14%	14%	13%

Gross Merchandise Volume (2)	$20,075	$20,485	$20,545	$21,503	$18,345
Current quarter vs prior quarter	(2)%	—%	(4)%	17%	—%
Current quarter vs prior year quarter	9%	12%	12%	13%	13%
U.S. GMV as % of total GMV	39%	39%	40%	39%	40%
International GMV as % of total GMV	61%	61%	60%	61%	60%

eBay's classifieds web sites, brands4friends and Shopping.com are not included in these metrics.

During the first quarter of 2014, we revised our internal management reporting of certain Marketplaces transactions to align more closely with our related operating metrics. Related to this change, we reclassified our Marketplaces vehicle and real estate revenue from net transaction revenues to marketing services and other revenues. Prior period amounts have been revised to conform to the current period segment reporting structure.

(1)
All buyers (including buyers of Half.com, StubHub, GittiGidiyor, and our Korean subsidiary) who successfully closed a transaction within the previous 12-month period. Buyers may register more than once, and as a result, may have more than one account.

(2)
Total value of all successfully closed transactions between users on Marketplaces platforms during the period regardless of whether the buyer and seller actually consummated the transaction; excludes vehicles and real estate gross merchandise volume.

eBay Inc.
Unaudited Enterprise Supplemental Operating Data

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2014	2014	2014	2013	2013
	(In millions, except percentages)
Gross Merchandise Sales (1)	$900	$940	$936	$1,771	$787
Current quarter vs prior quarter	(4%)	—%	(47%)	125%	(3%)
Current quarter vs prior year quarter	14%	15%	16%	11%	13%

(1)
Represents the retail value of all sales transactions, inclusive of freight charges and net of allowance for returns and discounts, which flow through our Enterprise commerce technologies, whether we record the full amount of such transaction as a product sale or a percentage of such transaction as a service fee; excludes volume transacted through the Magento platform.

eBay Inc.
Business Outlook
(In Millions, Except Per Share Amounts)
The guidance figures provided below and elsewhere in this press release are forward-looking statements, reflect a number of estimates, assumptions and other uncertainties, and are approximate in nature because the company's future performance is difficult to predict. Such guidance is based on information available on the date of this press release, and the company assumes no obligation to update it.
The company's future performance involves risks and uncertainties, and the company's actual results could differ materially from the information below and elsewhere in this press release. Some of the factors that could affect the company's operating results are set forth under the caption “Forward-Looking Statements” above in this press release. More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company's investor relations website at http://investor.ebayinc.com or the SEC's website at www.sec.gov.

Three Months Ending
December 31, 2014
(In millions, except per share amounts)	GAAP	Non-GAAP (a)
Net Revenue	$4,850 - $4,950	$4,850 - $4,950
Diluted EPS	$0.73 - $0.76	$0.88 - $0.91

(a)
Estimated non-GAAP amounts above for the three months ending December 31, 2014, reflect adjustments that exclude the estimated amortization of acquired intangible assets of approximately $70 - $80 million and estimated stock-based compensation expense and employer payroll taxes on stock-based compensation expense of approximately $170 - $180 million as well as the related tax impact.

eBay Inc.
Non-GAAP Measures of Financial Performance
To supplement the company's condensed consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate, and free cash flow.
These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the company's results of operations as determined in accordance with GAAP. These measures should only be used to evaluate the company's results of operations in conjunction with the corresponding GAAP measures.
Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release can be found in the tables included in this press release.
These non-GAAP measures are provided to enhance investors' overall understanding of the company's current financial performance and its prospects for the future. Specifically, the company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses or net purchases of property and equipment, as the case may be, that may not be indicative of its core operating results and business outlook. In addition, because the company has historically reported certain non-GAAP results to investors, the company believes that the inclusion of non-GAAP measures provides consistency in the company's financial reporting.
For its internal budgeting process, and as discussed further below, the company's management uses financial measures that do not include stock-based compensation expense, employer payroll taxes on stock-based compensation, amortization or impairment of acquired intangible assets, impairment of goodwill, significant gains or losses from the disposal/acquisition of a business, certain gains and losses on investments, restructuring-related charges and the income taxes associated with the foregoing. In addition to the corresponding GAAP measures, the company's management also uses the foregoing non-GAAP measures in reviewing the financial results of the company.
The company excludes the following items from non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin and non-GAAP effective tax rate:
Stock-based compensation expense and related employer payroll taxes. This expense consists of expenses for stock options, restricted stock and employee stock purchases. The company excludes stock-based compensation expense from its non-GAAP measures primarily because they are non-cash expenses that management does not believe are reflective of ongoing operating results. The related employer payroll taxes is dependent on the company's stock price and the timing and size of exercises by employees of their stock options and the vesting of their restricted stock, over which management has limited to no control, and as such management does not believe it correlates to the company's operation of the business.
Amortization or impairment of acquired intangible assets, impairment of goodwill, significant gains or losses and transaction expenses from the acquisition or disposal of a business and certain gains or losses on investments. The company incurs amortization or impairment of acquired intangible assets and goodwill in connection with acquisitions and may incur significant gains or losses from the acquisition or disposal of a business and therefore excludes these amounts from its non-GAAP measures. The company also excludes certain gains and losses on investments. The company excludes the impact of the accretion of a note receivable associated with the disposal of certain businesses. The company excludes these items because management does not believe they correlate to the ongoing operating results of the company's business.
Restructuring. These charges consist of expenses for employee severance and other exit and disposal costs. The company excludes significant restructuring charges primarily because management does not believe they are reflective of ongoing operating results.
Other certain significant gains, losses, or charges that are not indicative of the Company’s core operating results.  These are significant gains, losses, or charges during a period that are the result of isolated events or transactions which have not occurred frequently in the past and are not expected to occur regularly or be repeated in the future.  The company excludes these amounts from its results primarily because management does not believe they are indicative of its current or ongoing operating results.
Tax effect of non-GAAP adjustments. This amount is used to present stock-based compensation and the other amounts described above on an after-tax basis consistent with the presentation of non-GAAP net income.
In addition to the non-GAAP measures discussed above, the company also uses free cash flow. Free cash flow represents operating cash flows less purchases of property and equipment. The company considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property, buildings, and equipment, which can then be used to, among other things, invest in the company's business, make strategic acquisitions, and repurchase stock. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period.

eBay Inc.
Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin

	Three Months Ended
	September 30,	September 30,
	2014	2013
	(In millions, except percentages)
GAAP operating income	$781	$799
Stock-based compensation expense and related employer payroll taxes	173	141
Amortization of acquired intangible assets within cost of net revenues	20	19
Amortization of acquired intangible assets within operating expenses	58	81
Total non-GAAP operating income adjustments	251	241
Non-GAAP operating income	$1,032	$1,040
Non-GAAP operating margin	23.7%	26.8%

Reconciliation of GAAP Net Income to Non-GAAP Net Income and
GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate

	Three Months Ended
	September 30,	September 30,
	2014	2013
	(In millions, except per share amounts)
GAAP income before income taxes	$801	$873
GAAP provision for income taxes	(128)	(184)
GAAP net income	$673	$689
Non-GAAP adjustments to net income:
Non-GAAP operating income adjustments (see table above)	251	241
Accretion of note receivable	—	(5)
Amortization of intangibles of investments	1	2
Gain on sale of RueLaLa and ShopRunner	—	(75)
Other	(3)	—
Tax effect of non-GAAP adjustments	(74)	(15)
Non-GAAP net income	$848	$837

Diluted net income per share:
GAAP	$0.54	$0.53
Non-GAAP	$0.68	$0.64
Shares used in GAAP and non-GAAP diluted net income per-share calculation	1,251	1,310

GAAP effective tax rate	16%	21%
Tax effect of non-GAAP adjustments to net income	3%	(2)%
Non-GAAP effective tax rate	19%	19%

Reconciliation of Operating Cash Flow to Free Cash Flow

	Three Months Ended
	September 30,	September 30,
	2014	2013
	(In millions)
Net cash provided by operating activities	$1,368	$1,334
Less: Purchases of property and equipment	(427)	(317)
Free cash flow	$941	$1,017